Exhibit 10.1
ASSET PURCHASE AND SALE AGREEMENT
Between
MOARK, LLC, CUTLER AT ABBEVILLE, L.L.C., HI POINT INDUSTRIES, LLC,
L & W EGG PRODUCTS, INC., NORCO RANCH, INC., AND MOARK EGG
CORPORATION,
COLLECTIVELY AS SELLER
AND
GOLDEN OVAL EGGS, LLC
AND
GOECA, LP
As Buyer
Dated as of May ____, 2006
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GOE/Moark	Asset Purchase Agreement
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GOE/Moark	Asset Purchase Agreement
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GOE/Moark	Asset Purchase Agreement
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GOE/Moark	Asset Purchase Agreement

		PAGE
14.13	Counterparts.	34
14.14	Passage of Title and Risk of Loss.	34
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GOE/Moark	Asset Purchase Agreement
SCHEDULES

Schedule 1.1	Knowledge of the Seller
Schedule 2.1(1)	Equipment and Fixed Assets
Schedule 2.1(2)	Inventory
Schedule 2.1 (3)	Owned Real Property
Schedule 2.1(5)	Current Assets
Schedule 2.2(1)	Real Property Leases
Schedule 2.2(2)	Personal Property Leases
Schedule 2.2(4)	Hardware and Software
Schedule 3.4	Initial Purchase Price Allocation
Schedule 4.22	Necessary Assets
Schedule 7.2(a)	Real Estate Matters
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ASSET PURCHASE AND SALE AGREEMENT
BETWEEN
GOLDEN OVAL EGGS, LLC AND GOECA, LP AS BUYER
AND
MOARK AND AFFILIATES AS SELLER
PREAMBLE
     THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the ___day of May, 2006, by and among Moark, LLC, a Missouri limited liability company (“Moark”), Cutler at Abbeville, L.L.C., a Missouri limited liability company (“Cutler”), Hi Point Industries, LLC, a California limited liability company (“Hi Point”), L & W Egg Products, Inc., an Ohio corporation (“L&W”), Norco Ranch, Inc., a California corporation (“Norco”) and Moark Egg Corporation, a Missouri corporation (“MEC”) (Moark, Cutler, Hi Point, L&W, Norco and MEC collectively will be referred to in this Agreement as “Seller”), and Golden Oval Eggs, LLC, a Delaware limited liability company and GOECA, LP a Delaware limited partnership jointly, severally, and collectively as “Buyer”. Each of the Sellers and the Buyer is a “Party” and collectively all of the Sellers and the Buyer are the “Parties”.
RECITALS
     WHEREAS, Moark is, directly or indirectly through affiliates, in the business of production, marketing, sale and distribution of shell eggs, and also is in the separate business of manufacturing, marketing, selling and distributing liquid egg products. The liquid egg products operations are owned directly by Moark and five of its wholly owned subsidiaries; Cutler, Hi Point, L&W, Norco, and MEC. Cutler, Hi Point, and L&W each are engaged only in the business of manufacturing, marketing, selling and distributing liquid egg products, and are not engaged in the production, marketing, sale and distribution of shell eggs. Moark, Norco, and MEC are each engaged in both shell egg operation and liquid egg operations.
     WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets owned or leased by Seller and used in the conduct of the business of its liquid egg operations (“Business”) and the Buyer is willing to assume certain obligations of the Business, all upon the terms and conditions in this Agreement. Seller is not selling to Buyer, and Buyer is not buying from Seller, assets associated with Cutler at Philadelphia, LLC, or any assets other than those used in the Business, and expressly excluding any assets associated with Seller’s shell egg operations, unless specifically provided herein.
     NOW, THEREFORE, in consideration of the foregoing which are contractual in nature and not mere recital, and the mutual warranties, representations, covenants and agreements herein contained, the parties hereby further agree as follows:
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ARTICLE 1
Definitions
     The defined terms in this Article 1 have the meanings set forth below for purposes of this Agreement.
     “Accounts Receivable” shall mean the unpaid balance at the Effective Time of all monies due to Seller for sales or products or services of the Business prior to the Effective Time.
     “Agreement” shall mean this Asset Purchase and Sale Agreement, including all exhibits and schedules attached to this Agreement, which are incorporated as part of this Agreement, as it may be amended, supplemented or modified from time to time by mutual agreement or in accordance with terms of this Agreement.
     “Ancillary Agreements” shall mean those agreements set forth in Section 7.9.
     “Assigned Contracts” has the meaning set forth in Section 2.2.
     “Assumed Obligations” has the meaning set forth in Section 2.4.
     “Audited Financial Statements” has the meaning set forth in Section 5.9.
     “Books and Records” has the meaning set forth in Section 2.1(a)(4).
     “Business” means substantially all of the assets owned or leased by Seller and used in the conduct of business of its liquid egg operations, other than the Excluded Assets.
     “Business Day” shall mean any day of the year other than (1) any Saturday or Sunday or (2) any other day on which banks located in New York, New York are closed for business.
     “Business Financial Statements” shall mean those financial statements of the Business for the years 2002, 2003, 2004 and 2005, copies of which have been provided by Seller to Buyer.
     “Buyer” has the meaning set forth in the Preamble of this Agreement.
     “Cash” as used in Section 2.3(1) shall mean all cash, certificates of deposit, bank accounts and other cash equivalents, together with all accrued but unpaid interest on the certificates, bank accounts and cash equivalents.
     “Closing” shall mean the consummation of the transactions contemplated in this Agreement in accordance with Article 11.
     “Closing Date” shall mean the date on which the Closing takes place in Section 11.1.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the temporary and final regulations promulgated under the Code.
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     “Confidentiality Agreement” has the meaning set forth in Section 7.5.
     “Contemplated Transactions” means the transactions contemplated in this Agreement.
     “Contract” shall mean any contract, lease, sublease, easement, license, sales order, purchase order, supply agreement, assignment, or any other agreement, commitment or understanding whether oral or written, other than Permits.
     “Contribution Assets” has the meaning set forth in Section 2.3(3).
     “Conveyance Documents” has the meaning set forth in Section 11.2(1).
     “Earnest Money Deposit” shall mean an amount equal to one million five hundred thousand dollars ($1,500,000).
     “Earn-Out Payment” has the meaning set forth in Section 3.1(b)(1).
     “Earn-Out Payment Computation Date” has the meaning set forth in Section 3.3(b).
     “Effective Time” shall mean 12:01 a.m., Central Daylight Time, on the July 1, 2006.
     “Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, all specified fringe benefits as defined in Section 6039D of the Code, and all other retirement, savings, disability, salary continuation, medical, dental, health, life insurance, death benefit, group insurance, post-retirement insurance, profit-sharing, deferred compensation, stock option, cash option, educational assistance, bonus, incentive, vacation pay, severance, retiree welfare plans, or other employee benefit or fringe benefit plan currently in effect as of the date of this Agreement with respect to the Employees.
     “Employees” shall mean the employees of the Seller principally employed in the Business, a list of whom has been provided by Seller to Buyer.
     “Environment” shall mean soil, land surface, or subsurface strata, surface waters, groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental Law” shall mean any Law applicable to the Purchased Assets in respect of the Environment, including without limitation federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the pollution or protection of the Environment, natural resources, or public or employee health and safety applicable to the Business or the Purchased Assets, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as those laws have been amended
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or supplemented, and the regulations promulgated pursuant to those laws, and all analogous state or local statutes.
     “Equipment and Fixed Assets” has the meaning set forth in Section 2.1(a)(1).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” has the meaning set forth in Section 2.3.
     “Excluded Obligations” has the meaning set forth in Section 2.5.
     “Governmental Authority” shall mean the government of the United States, or any other foreign country or any state, provincial or political subdivision of those entities and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hazardous Material” shall mean any waste, pollutant, contaminant, hazardous or toxic substance or waste, special waste, or any constituent of any hazardous or toxic substance or waste which is regulated by any Environmental Law due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, petroleum and petroleum products or byproducts, asbestos, asbestos-containing materials, or presumed asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.
     “Hired Employees” has the meaning set forth in Section 10.1.
     “Identified Employees” has the meaning set forth in Section 10.1.
     “Initial Purchase Price” has the meaning set forth in Section 3.2.
     “Initial Purchase Price Allocation” has the meaning set forth in Section 3.4.
     “Indemnification Basket” has the meaning set forth in Section 13.3(d).
     “Indemnification Cap” has the meaning set forth in Section 13.3(d).
     “Interim Financial Statements” has the meaning set forth in Section 5.9.
     “Knowledge” when used with respect to the Seller, shall mean the actual knowledge of any of the Persons set forth on Schedule 1.1.
     “Law” shall mean any law, statute, code, regulation, ordinance, or rule enacted or promulgated by any Governmental Authority.
     “Leased Real Property” shall mean the real property and interests in real property leased by the Seller listed on Schedule 2.2(1).
     “Litigation” has the meaning set forth in Section 4.10.
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     “Material Adverse Effect” shall mean any event or circumstance that has a material and adverse effect on the Purchased Assets or the Business, taken as a whole, other than events or circumstances generally applicable to the egg industry or changes in general economic conditions.
     “Material Assigned Contracts” has the meaning set forth in Section 4.12.
     “Owned Real Property” shall mean the real property owned in fee by the Seller listed on Schedule 2.1(3).
     “Party” has the meaning given in the Preamble.
     “Permits” shall mean permits, tariffs, authorizations, licenses, certificates, variances, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Governmental Authority and any applications for the foregoing which are currently used by the Seller to engage in the Business as currently conducted.
     “Permitted Encumbrance” shall mean any encumbrance related to the Owned Real Property or Leased Real Property that is disclosed or otherwise reflected in the Title Commitment or the survey(s) of the Owned Real Property or Leased Real Property prepared by Buyer according to Section 7.2, and that is accepted or waived by Buyer, all according to Section 7.2.
     “Personal Property Leases” has the meaning set forth in Section 2.2(2).
     “Post-Transfer Period” has the meaning set forth in Section 7.4(a).
     “Pre-Transfer Period” has the meaning set forth in Section 7.4(a).
     “Property Taxes” has the meaning set forth in Section 7.4(a).
     “Purchased Assets” has the meaning set forth in Section 2.2.
     “Real Property” shall mean the Owned Real Property and the Leased Real Property.
     “Real Property Leases” has the meaning set forth in Section 2.2(1).
     “Release” shall mean, with respect to the Purchased Assets, any release, spill, emission, leaking, migration or leaching into the Environment.
     “Seller” has the meaning set forth in the Preamble to this Agreement.
     “Tax” (and, with correlative meanings, “Taxes” and “Taxable”) shall mean taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, alternative, add-on minimum, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee’s income
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withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and the term “Tax” shall include any interest, penalties, fines or additions to Tax attributable thereto or associated therewith, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise).
     “Tax Return” shall mean any report, return, statement, notice, form, declaration, claim for refund or other document or information filed, submitted to, or required to be supplied to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment to or amendment of the Tax Return.
     “Title Commitment” has the meaning set forth in Section 7.2(a).
     “Title Evidence” has the meaning set forth in Section 7.2(b).
ARTICLE 2
Sale and Purchase of Purchased Assets;
Assumption of Assumed Obligations
     2.1 Purchased Assets.
     (a) Sale and Purchase. At the Effective Time, the Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of all of the right, title and interest in and to the assets described in clauses (1) to (8), other than the Excluded Assets, free and clear of all encumbrances other than the Permitted Encumbrances:
     (1) Equipment and Fixed Assets. The tangible personal property, including the buildings, structures, improvements, facilities, fixtures, machinery, equipment, fixed assets, furniture, tools, automobiles, trucks, loaders and other vehicles, maintenance equipment and materials and other tangible personal property and any replacements of tangible personal property acquired prior to the Effective Time set forth on Schedule 2.1(1) (collectively, the “Equipment and Fixed Assets”);
     (2) Inventory. All supplies, materials, work-in-progress, semi-finished goods, finished goods, components, spare parts, and packaging materials described in Schedule 2.1(2) (collectively, the “Inventory”);
     (3) Owned Real Property. The Owned Real Property described in Schedule 2.1(3) together with all appurtenant rights and easements to the Owned Real Property and all buildings, structures, improvements, plants, facilities, and fixtures located on the Owned Real Property;
     (4) Information and Records. To the extent legally transferable, all books and records used, or intended to be used, in the operation of the Business or relating to the Identified Employees (“Books and Records”) that are in the Seller’s care, custody or control, including, without limitation, accounting records, employee records, customer lists, vendor lists, and copies of all written Contracts and Permits, provided that books and records used in the shell egg business shall be excluded or the shell egg information
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excised if there is information relating to the Business or the Identified Employees, and only copies of state and federal tax returns shall be transferred;
     (5) Certain Current Assets. The prepaid expenses, credits, and deposits related to the Business and described in Schedule 2.1 (5) (the “Current Assets”);
     (6) Permits. All Permits and applications for Permits that are legally capable of being transferred and which are utilized by Seller to own, lease and/or operate the Purchased Assets or to conduct the Business as presently operated and conducted. Buyer shall pay the transfer fees, if any, that are required to transfer any Permit (to the extent it is transferable) to Buyer;
     (7) Intellectual Property. The patents and any patent applications, the trademarks and trade names and applications for trademarks or tradenames, a list which has been provided to Seller, and the trade secrets, know-how, formulae, technical processes and information used in the Business as presently conducted; and,
     (8) Goodwill. All goodwill related to the Purchased Assets.
     (b) Purchased Assets. All of the assets described in this Section 2.1, together with the Assigned Contracts described in Section 2.2, but excluding the Excluded Assets, are collectively the “Purchased Assets.”
     (c) Assets Purchased and Transferred to GOECA, LP. The Purchased Assets to be transferred to and held by GOECA, LP shall be designated by Buyer at the Closing.
     2.2 Assignment of Contracts.
     (a) Assumption. Subject to the terms and conditions of this Agreement at the Effective Time, the Seller shall assign and transfer to the Buyer, all of its right, title and interest in and to, and the Buyer shall assume all of the obligations of the Seller under the Contracts and unexpired leases in clauses (1) to (4) (collectively, the “Assigned Contracts”);
     (1) Real Property Leases. All leases to or by the Seller of real property used in the Business and listed on Schedule 2.2(1) (collectively, the “Real Property Leases”). (A sublease with respect to the Norco Breaking Room is separately an Ancillary Agreement.) For each Real Property Lease there shall be entered into an assignment of the lease to Buyer.
     (2) Personal Property Leases. All leases to or by the Seller of personal property used in the Business including, but not limited to, those listed on Schedule 2.2(2) (collectively, these leases are the “Personal Property Leases”);
     (3) Contracts. All other contracts, in any case which relate to the Business or the Purchased Assets, to which the Seller is a party, including, but not limited to those contracts set forth on the list previously provided to Buyer and the Material Assigned Contracts; and,
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     (4) Hardware and Software. All leases and licenses relating to any licensed software and leased computer and systems hardware used in the Business and listed on Schedule 2.2 (4).
     2.3 Excluded Assets. Seller shall retain and not sell, transfer or assign to Buyer, and Buyer shall not purchase or acquire from Seller, any assets not described above as Purchased Assets, including, but not limited to the following (“Excluded Assets”):
     (1) All Cash, and all Accounts Receivable;
     (2) Tax refunds;
     (3) Those assets related to the Business but which are subject to the Subscription Agreement as referenced in Section 7.9 (the “Contribution Assets”);
     (4) Seller’s minute books and corporate type records;
     (5) The rights that accrue or will accrue to Seller under this Agreement, the Ancillary Agreements, and all related documents; and
     (6) 2001 Receiving Storage and Delivery System for Liquid Egg and Oil Products Manufactured by DSI.
     2.4 Assumed Obligations. Except to the extent and subject to Seller’s obligation to indemnify pursuant to Article 13, at the Effective Time, the Buyer shall assume, and agree to discharge, the following obligations, and only the following obligations, of the Business (the “Assumed Obligations”):
     (1) Contract Obligations. The obligations of the Seller under the Assigned Contracts; provided, however, that the Buyer shall not assume any obligation arising as a result of the Seller’s breach of, or failure to pay in the ordinary course in accordance with, the terms of any Assigned Contract prior to the Effective Time. Buyer shall pay the transfer fees, if any, that are required to transfer any Assigned Contract to Buyer;
     (2) Identified Employees. The obligations with respect to Identified Employees but only to the extent expressly provided pursuant to Section 5.8 and Article 10; and,
     (3) Environmental Law. Liabilities, obligations, and commitments of Seller relating to any Environmental Law to the extent relating to the Purchased Assets or to the extent arising out of Seller’s operation of the Business.
     2.5 Excluded Obligations.
     (a) No Assumption. The Buyer does not assume (or intend to assume) or agree to pay, perform, fulfill or discharge any obligations not specifically assumed in Section 2.4, which shall remain with Seller, including the following;
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     (1) Excluded Assets. The Buyer is not assuming any obligations of the Seller that relate to the Excluded Assets;
     (2) Tax Liability. Except as provided in Section 7.4(b), the Buyer is not assuming any Tax liability of any kind of the Seller, including any Tax liabilities arising, imposed or assessed in respect of the Seller’s operation of the Business or its ownership of the Purchased Assets for or applicable to periods ending on or before the Effective Time (such as Taxes on or measured by income, sales and use Taxes, property Taxes, liabilities for withheld federal and state income Taxes and employee or employer Federal Insurance Contribution Act Taxes, or as a result of the Contemplated Transactions);
     (3) Employees. Except to the extent expressly provided in Section 5.8 and Article 10, the Buyer is not assuming any obligations for personal, sick and vacation time accruals, workers’ compensation accruals, any liability arising out of or relating to a Seller employee grievance whether or not the employee is a Hired Employee, liabilities, and obligations of Seller to any Employee under any health insurance plans prior to the Effective Time, including COBRA obligations to any employees whom do not accept employment with Buyer, variable compensation obligations for Hired Employees for, pension plan obligations of Seller to Hired Employees, pre and post retirement welfare benefit obligations of Seller to Hired Employees, severance, termination, or otherwise to any employees (present or former), agents or independent contractors of the Seller;
     (4) Debt. The Buyer is not assuming any obligations of the Seller for any indebtedness for borrowed money;
     (5) Warranties and Returns. The Buyer is not assuming any obligations or liabilities with respect to product returns or product warranty claims relating to the operation of the Business prior to the Effective Time;
     (6) Accounts Payable. The Buyer is not assuming any obligations of the Seller for any accounts payable arising from the conduct of the Business prior to the Effective Time;
     (7) Fees and Expenses. The Buyer is not assuming any obligations of the Seller for fees and expenses incurred in connection with the negotiation, execution, performance and delivery of this Agreement and the Contemplated Transactions, including, without limitation, the fees and expenses of counsel and investment bankers; and,
     (8) Litigation. The Buyer is not assuming any obligations of the Seller for any of the Litigation disclosed to Buyer pursuant to Section 4.10, below.
     (b) Excluded Obligations. The obligations referred to in Paragraph (a) clauses (1 though 8) are the “Excluded Obligations.”
     2.6 Schedule Updates. To the extent Purchased Assets listed on any schedule referred to in this Article 2 are sold, transferred, or otherwise disposed of or terminated in the ordinary course of business prior to the Closing Date and in accordance with Section 6.2 and
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replaced with assets of equal value and used in the Business, the exchange of the replacement asset for the replacement asset no longer owned by Seller shall be deemed to be added to the schedules without any action on the part of the Seller, unless: the Asset has a value of $100,000 or more, or is owned real property under Section 2.1(a)(3), Permits under Section 2.(a)(6), or Intellectual Property under Section 2.1(a)(7).
ARTICLE 3
Purchase Price and Payment
     3.1 Purchase Price(a) Consideration. In consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to the Buyer, the Buyer shall assume the Assumed Obligations and shall make payments to the Seller as provided in this Section 3.1, Section 3.2, and Section 3.3.
     (b) Earnest Money Deposit. Upon the execution of this Agreement, Buyer shall deposit with Seller the Earnest Money Deposit. At the Closing, the Earnest Money Deposit shall be credited against the Initial Purchase Price. If this transaction does not timely close due solely to a breach of this Agreement by Buyer, and Seller has addressed those real estate issues noted on Schedule 7.2(a) and has met conditions precedent and is ready to close the transaction, Seller shall retain the Earnest Money Deposit. In the event this transaction terminates and does not close due to any reason other than breach by Buyer, then Seller shall pay the Earnest Money Deposit to Buyer within one Business Day of the termination.
     3.2 Initial Purchase Price.
     At the Closing, the Buyer shall cause to be paid to Seller, by wire transfer of immediately available funds to accounts designated by Seller, the amount of fifty-five million dollars ($55,000,000), less the Earnest Money Deposit, plus or minus costs or prorations of amounts due either party, including those in Sections 7.2 and 7.4 (the “Initial Purchase Price”).
     3.3 Earn-Out Payment.
     (a) Additional Payment. In addition to the Initial Purchase Price, another payment may be due to Seller in accordance with the following earn-out provision in this Section 3.3.
     (b) General Computation. For every dollar of average annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) produced by Buyer over a two year period after the Closing Date in excess of an annual average baseline amount of twenty-five million dollars ($25,000,000.00), Buyer shall pay to Seller an amount equal to three dollars and ten cents ($3.10). This amount, if any, shall be the “Earn-Out Payment”. For purposes of this Earn-Out Payment, EBITDA shall be defined to exclude non-recurring items that do not relate to the ongoing operation of the business of the Buyer, including, but not limited to, consulting, attorney, and filing fees, senior management bonuses and related expenses, as well as the income, associated with any public offerings, subsequent transactions, or the Contemplated Transactions, and plant closing, moving and restructuring expenses. Notwithstanding this exclusion for plant closing expenses, the parties agree that the actual cash expenditures for employee severance associated with any plant closing during the two year period after the
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Closing Date will be included as a reduction to EBITDA based on a monthly charge assuming a three year amortization schedule from the date of such expenditure. Other cash costs associated with expenditures related to such plant closures, such as equipment relocation, shall not be included as part of such exception. For greater clarity, only the cash expenditures incurred related to severance will be amortized and allowed to be included in EBITDA. EBITDA shall further exclude EBITDA associated with the roll out of the Land O’ Lakes brand as contemplated by the License Agreement referenced in Section 7.9. The computation of the Earn-Out Payment shall be made initially by Buyer and in accordance with generally accepted accounting principles, consistently applied.
     (c) Time Period for Measurement. The Earn-Out Payment shall be calculated utilizing the earlier of the date which is 24 months after the Closing Date or the date upon which a public offering of Buyer on a publicly traded market occurs. The date shall be the “Earn-Out Computation Date”. If the date utilized is prior to the 24 months after the Closing Date, then the Earn-Out Payment shall be calculated utilizing the actual annualized EBITDA amounts through the date which are then annualized in connection with the contemplated public offering for the period of time between the date of public offering and the date which is 24 months post Closing.
     (d) Cap. The Earn-Out Payment (exclusive of any interest which may be due) shall be subject to a cap of eight million dollars ($8,000,000).
     (e) Time for Payment. Payment of the Earn-Out Payment, if any, shall be made by Buyer within thirty days of the Earn-Out Computation Date or as otherwise set forth in Sections 3.3(f) or (g). Payment shall be made by wire transfer of immediately available funds to accounts designated by Seller.
     (f) Adherence to Plan. Provision of Records; Right to Audit. Buyer has prepared the Strategic Business Plan (“Plan”) which has been provided to Seller for the conduct of its business after-Closing. Buyer shall promptly notify Seller’s current parent organization, Land O’Lakes, Inc. (“LOL”) of changes in the Strategic Plan adopted by Buyer, which shall remain confidential to Buyer and shall not be disclosed to any third party other than LOL and its advisors on a need-to-know basis. Any material deviation from the Plan in which Buyer engages in business(es) other than those directly associated with egg production, egg processing, and/or liquid egg product marketing prior to the Earn Out Payment Date, without LOL’s prior written consent, shall cause the maximum Earn-Out Payment of eight million dollars to become then immediately due and payable by Buyer to Seller. On or before the twentieth day of each month after the Closing Date through the Earn-Out Computation Date, Buyer shall provide Seller with the previous months’ internal financial reports after Closing to track EBITDA calculations. Within 45 days of the Earn-Out Computation Date, Buyer shall provide Seller with its calculation of the Earn-Out Payment, and all supporting documentation. Buyer shall permit Seller and its representatives reasonable access to its books and records to verify the calculation by Buyer of the Earn-Out Payment. At its own expense, Seller shall have the right to conduct an audit to verify the calculation of the Earn-Out Payment.
     (g) Disagreement as to Amount. The Seller shall have 30 days from the receipt of Buyer’s calculation of the Earn-Out Payment to either accept Buyer’s calculation or submit a written dispute notice to Buyer. The parties shall attempt to reconcile any differences, but if they
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are unable to reach agreement within 15 days of the receipt by Buyer of Seller’s notice of dispute, then the parties shall submit the items remaining in dispute to a mutually acceptable independent accounting firm. The firm’s calculation of the disputed items shall be binding on both parties, and any amount owing shall be paid within one Business Day of receipt of the independent accounting firm’s calculation. The fees of such independent accounting firm shall be shared equally between Buyer and Seller. In the event the parties disagree as to the amount of the Earn-Out Payment, the undisputed amount, if any, shall be paid as set forth in Section 3.2(e). Any other amount, whether mutually agreed to by the parties or as otherwise determined, shall bear interest commencing with the date that is 30 days after the Earn-Out Computation Date until paid in full at the variable rate of Prime plus 300 basis points annual percentage rate compounded monthly. The applicable Prime rate shall be as the same is published from time to time by Wells Fargo N.A. Any interest due and owing shall not be subject to the Cap referenced in Section 3.3(d) above.
     3.4 Allocation of Initial Purchase Price. The Seller and the Buyer mutually agree to make their respective allocations of the Initial Purchase Price in accordance with Section 1060 of the Code and as set forth in Schedule 3.4 (“Purchase Price Allocation”). The Seller and the Buyer shall each file IRS Form 8594 at the time and in the manner as required by Treasury Regulation Section 1.1060-1 consistent with the Initial Purchase Price Allocation. The Seller and the Buyer shall be bound by the Initial Purchase Price Allocation in preparing and filing their respective tax returns and agree to allocate any adjustment to the purchase price as determined for federal income tax purposes in a manner consistent with the Initial Purchase Price Allocation. The Seller and the Buyer mutually agree to provide each other with the assistance as is reasonably necessary for the other party to satisfy its reporting obligations under Section 1060 of the Code.
ARTICLE 4
Representations and Warranties of the Seller
     4.1 Purchased Assets Sold “As Is” Except as Warranted. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED TO BUYER ON AN “AS-IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. Each of the Sellers, jointly and severally, represents and warrants as of the date of this Agreement and as of the date of the Closing and only with respect to the Business (and not as to any other operations, such as Seller’s shell egg operations) and the Purchased Assets (and not as to any other assets), as follows:
     4.2 Existence and Good Standing. Moark and Cutler are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Missouri. Hi Point is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Norco, MEC, and L&W are corporations duly organized, validly existing and in good standing under the laws of the States of California, Missouri and Ohio, respectively. Each Seller has all requisite power and authority to own, lease and operate its applicable Purchased Assets and to conduct its portion of the Business as it is presently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the relevant Purchased Assets are owned, leased or operated by the Seller; and also is in
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good standing in each jurisdiction where the nature of the operation of the Business requires the Seller to qualify to transact business, except where the failure to be qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
     4.3 Due Authorization. Each Seller has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions, subject to the terms and conditions contained in this Agreement. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation by the Seller of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of each Seller, and no other actions or proceedings on the part of any Seller is necessary to authorize the execution, delivery and performance by each Seller of this Agreement and by the relevant Seller of the Ancillary Agreements to which the Seller is a party or the Contemplated Transactions. Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. Upon execution and delivery of this Agreement (assuming due execution and delivery of this Agreement by all other Parties) together with the Ancillary Agreements to which any Seller is a party, constitutes the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except as may be limited by: (1) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors’ rights generally; or (2) principles of equity including legal or equitable limitations on the availability of specific remedies.
     4.4 Absence of Conflicts. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which any Seller is a party nor the consummation of any of the Contemplated Transactions will Materially violate, conflict with, or result in a Material breach of the terms, conditions or provisions of: (1) the charter, by-laws or other organizational documents of any of the Sellers; (2) any judgment, decree or order of any Governmental Authority to which any of the Sellers is subject or by which any of the Sellers is bound; or (3) any requirements of Laws applicable to any of the Sellers.
     4.5 Absence of Changes or Events. From August 1, 2002, through the date of this Agreement, and except as previously disclosed to Buyer, the Business has been conducted by Seller in the ordinary course of business with substantially consistent practices. Without limiting the generality of the immediately preceding sentence, from August 1, 2002, through the date of this Agreement, the Business has not, except as previously disclosed to Buyer in accordance with the procedures provided for herein:
     (1) Suffered any damage or destruction that has resulted in the discontinuance of operations or otherwise has resulted in a Material Adverse Effect; and/or,
     (2) Made any change in the method of accounting or accounting practice or policy.
     4.6 Business Financial Statements. The Business Financial Statements for the years 2002, 2003, 2004, and 2005, copies of which have been provided to Buyer, are true and correct,
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and are complete in all Material respects. These Business Financial Statements, which have been audited by Moore Stephens Frost, PLC, present fairly, in all Material respects, the financial position, results of operations and cash flows of the Business at the respective dates and for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.
     4.7 Title to Assets.
     (a) Title to Purchased Assets. Except as previously disclosed to Buyer and other than Owned Real Property and the Leased Real Property, which are addressed in Section 4.7(b), the Seller has good, valid and marketable title to all of the Purchased Assets and valid leasehold interests in, or other rights to use, all of the Purchased Assets, in each case, free and clear of all encumbrances, subject only to the Permitted Encumbrances.
     (b) Title to Real Property. Schedules 2.1(3) and 2.2(1) set forth a complete list of all Owned Real Property and a complete list of all interests in real property leased by Seller and used in the Business (the “Leased Real Property”). Except as set forth in any Title Commitment provided to Buyer and/or any surveys prepared by Buyer as provided in Section 7.2(a), the Seller has, or at Closing will have: (1) good, valid and marketable fee title to the Owned Real Property; and (2) valid leasehold interests in the Leased Real Property, in each case, free and clear of all encumbrances, except for the Permitted Encumbrances.
     4.8 Compliance with Laws; Permits.
     (a) No Notice of Noncompliance. Except as previously disclosed to Buyer, and since August 1, 2002, the Seller has not received any notice from a Governmental Authority alleging that it has failed to conduct the Business and maintain the Purchased Assets in compliance with all applicable Laws and, to Seller’s Knowledge, the Business and Purchased Assets are operating in material compliance with all Laws.
     (b) Permits. To Seller’s Knowledge, the Seller owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are necessary to conduct the Business as currently conducted by the Seller or to own and use the Purchased Assets as currently used in the Business and, except as previously disclosed to Buyer, is in material compliance with all Permits. Except as previously disclosed to Buyer, the Seller has not received any written notice of any claim of noncompliance with respect to any Permits. Seller has previously provided a true, correct, and complete summary description and list of all material Permits currently used in the Business.
     4.9 Taxes. Except as previously disclosed to Buyer, as of the date of Closing, Seller has filed or caused to be filed, or properly extended the required filing date for, all Tax Returns which are required to be filed by Seller on or prior to the Closing, and has paid all Taxes which have become due pursuant to the Tax Returns or pursuant to any assessment which has become payable on or prior to the Closing, except for any Taxes or assessments which are being contested in good faith by appropriate proceedings.
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     4.10 Litigation. Except as previously disclosed to Buyer, there are no legal, administrative, or arbitration proceedings, suits, or actions of any nature (“Litigation”) relating to the Business, any Purchased Asset or the Contemplated Transactions pending, or, to the Knowledge of the Seller, threatened against the Seller, by or before any Governmental Authority or by or on behalf of any third party. Those matters previously disclosed to Buyer constitute a true, correct, and complete list of all Litigation against the Seller relating to the Business, any Purchased Asset, or the Contemplated Transactions.
     4.11 Inventory. The inventory of the Business including but not limited to any Purchased Assets was acquired or produced and has been maintained in the ordinary course of business and is of a quality that meets industry standards and the requirements of the purchasers of the inventory.
     4.12 Contracts. Other than purchase orders or service orders placed in the ordinary conduct of business defined in Section 6.2, within the list of Material Assigned Contracts previously disclosed to Buyer, is a complete list of Assigned Contracts that by any of their individual terms can reasonably be expected to require future payment by or to Seller of $50,000 or more in the aggregate, or which call for delivery or performance on a date more than one year from the date of this Agreement and each are summarily identified in Schedule 2.2 to this Agreement as the “Material Assigned Contracts”. Seller has made available, or will make available at least 20 days prior to the Closing Date, to Buyer copies of all Material Assigned Contracts. Seller has received no notice that any party to any of the Material Assigned Contracts intends to cancel or terminate the agreements and to Seller’s Knowledge, there is no default or event that with notice and/or lapse of time would constitute a material default by any party to any of the Material Assigned Contracts.
     4.13 Employee Matters.
     Seller has provided to Buyer a complete and correct list of all Employees, together with each Employee’s name, position, location, salary or hourly rate and hire date and all accrued vacation, sick leave, wages or other compensation in respect of each Employee.
     4.14 Environmental Matters. Except as previously disclosed to Buyer, with respect to the Business and the Purchased Assets, and since August 1, 2000, the Seller has received no written notices from any Governmental Authority that the Seller has not been in compliance with Environmental Laws. Except as previously disclosed to Buyer, to the Knowledge of Seller, there has been no unlawful Release of any Hazardous Material at or from the Purchased Assets or from the operations of the Business. Except as previously disclosed to Buyer, to Seller’s Knowledge, Seller, has not generated, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material or any solid waste at the Purchased Assets or from the operations of the Business, except in material compliance with all applicable Environmental Laws. Seller has provided to Buyer copies of all written reports prepared by third party environmental consultants in Seller’s possession pertaining to the Purchased Assets.
     4.15 Labor Matters. The Seller has not agreed to recognize any union or other collective bargaining unit with respect to the Business, nor to Seller’s Knowledge has any union or other collective bargaining unit been certified as representing any Employees. Except as
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previously disclosed to Buyer, for the past one year from the date of this Agreement, the Seller, with respect to the Business: (1) has no, and has not had any, unfair labor practice charges or complaints pending or, to the Knowledge of the Seller, threatened against it before the National Labor Relations Board; (2) has no, and has not had any charges pending or, to the Knowledge of the Seller, threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (3) has no, and has not had any investigations, charges or claims made or pending or, to the Knowledge of the Seller, threatened against it by the Occupational Safety and Health Administration or any comparable state or local agency; (4) has no, and has not had any labor strike, slowdown or work stoppage that occurred or was threatened against it; and (5) has not had Knowledge of the occurrence of any union organizational effort or representation petition with respect to any Employees.
     4.16 Major Customers; Major Suppliers. For the years ended 2003, 2004 and 2005, the identity of the twenty largest customers (or 80%) of the Business based on the aggregate value of the products purchased from Seller has been provided to Buyer. Except as disclosed to Buyer, no customer has materially reduced or, the Seller’s Knowledge, intends to materially reduce purchases of products from the Business. For the years ended 2003, 2004 and 2005, the identity of the twenty largest suppliers (or 80% of supply costs) of raw materials or equipment of the Business. Except as disclosed to Buyer, no supplier has materially reduced or to Seller’s Knowledge, will materially reduce the amount of raw materials or equipment available for purchase by the Business.
     4.17 Intellectual Property. The Seller owns, or possesses legally enforceable rights to use all of the Intellectual Property, free and clear of all encumbrances and subject to the intellectual property Contracts which have been delivered to Buyer and identified as the “Intellectual Property Contracts”. To Seller’s Knowledge, the Intellectual Property does not infringe on the rights of any third parties.
     4.18 Books and Records. The Books and Records accurately and fairly reflect, in reasonable detail, the transactions with respect to the Business. The Books and Records constitute all of the customer lists and related records of Seller for the customers of the Business.
     4.19 Equipment and Fixed Assets. The Equipment and Fixed Assets are in general working order in all Material respects, reasonable wear and tear and depreciation because of age excepted.
     4.20 Insurance. Seller has provided Buyer a list of the insurance policies and summarizes the coverages that the Seller has in place with respect to the Purchased Assets. The insurance policies are in amounts and types that are customary in the industry for similar assets, and all the policies are in full force and effect.
     4.21 Misrepresentations and Omissions. No representation, warranty, covenant or statement by the Seller in this Agreement, the Ancillary Agreements, the Schedules or the certificates or other documents furnished or to be furnished to the Buyer pursuant to the Contemplated Transactions contains or will contain any untrue statement of a Material fact, or
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omits or will omit to state a Material fact required or necessary to be stated to make the statements contained in this Agreement, not false or Materially misleading.
     4.22 Purchased Assets Necessary for Business. Seller represents and warrants that, except as disclosed in Schedule 4.22, the Purchased Assets, the two license agreements referenced as Ancillary Agreements, and the Contribution Assets represent all of the assets owned or controlled by Seller that are necessary or convenient for the operation of the Business as presently conducted, and, but for modifications, additions, deletions, substitutions and the like in the ordinary course of business, represent all of the assets that produced the 2005 Business Financial Statements.
ARTICLE 5
Representations And Warranties Of The Buyer
     5.1 Representations. The Buyer makes these representations and warranties as of the date of this Agreement and as of the date of Closing.
     5.2 Existence and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to own, lease and operate its assets and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which its assets are owned, leased or operated; and also is in good standing in each jurisdiction where the nature of the operation of its business requires the Buyer to qualify to transact business, except where the failure to be qualified and in good standing would not reasonably be expected to have a material adverse effect on the Buyer’s business.
     5.3 Due Authorization. The Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions, subject to the terms and conditions contained in this Agreement. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Buyer, and no other actions or proceedings on the part of the Buyer is necessary to authorize the execution, delivery and performance by the Buyer of this Agreement and by the Buyer of the Ancillary Agreements to which it is a party or the Contemplated Transactions. The Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. Upon the execution and delivery of this Agreement (assuming due execution and delivery of this Agreement by all other Parties) together with the Ancillary Agreements to which the Buyer is a party, shall constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as may be limited by: (1) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors’ rights generally; or (2) principles of equity including legal or equitable limitations on the availability of specific remedies.
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     5.4 Absence of Conflicts. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which the Buyer is a party nor the consummation of any of the Contemplated Transactions will Materially violate, conflict with, or result in a Material breach of the terms, conditions or provisions of: (1) the articles of organization, limited liability company agreement, or other organizational documents of the Buyer; (2) any judgment, decree or order of any Governmental Authority to which the Buyer is subject or by which the Buyer is bound; or (3) any requirements of Laws applicable to the Buyer.
     5.5 Litigation. There is no litigation of any nature pending or asserted against the Buyer by or before any Governmental Authority or by or on behalf of any Third Party which questions or challenges the validity of this Agreement or any Ancillary Agreement or any of the Contemplated Transactions or which, if adversely determined, would adversely affect the ability of the Buyer to consummate the Contemplated Transactions.
     5.6 Financial Capability. The Buyer: (1) at the Closing, will have sufficient funds available to pay the Initial Purchase Price and any expenses incurred by the Buyer in connection with the Contemplated Transactions; (2) at the Closing, will have the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement, including the Assumed Obligations; (3) at the due date, will have sufficient funds available to pay the Earn-Out Payment; and (4) has not incurred, and will not voluntarily incur, any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such funds, resources and capabilities. The Buyer has obtained the commitment for financing as evidenced by the mandate letter from Co-Bank (the “Commitment Letter”), which has been provided to Seller.
     5.7 Misrepresentations and Omissions. No representation, warranty, covenant or statement by the Buyer in this Agreement, the Ancillary Agreements, the Schedules and the certificates to be furnished to the Seller pursuant to this Agreement contains or will contain any untrue statement of a Material fact, or omits or will omit to state a Material fact required or necessary to be stated to make the statements contained in this Agreement not false or materially misleading.
     5.8 Hired Employees. Buyer represents to Seller that Buyer does not currently contemplate a facility closing or layoff of, Hired Employees, or any terminations that in the aggregate would affect more than ten percent (10%) of Hired Employees during the one (1) year period following the Closing. Subject to any of the limitations set forth in Article 13, Buyer shall indemnify, defend and hold Seller harmless from and against any and all reasonable loss, cost, damage, or expense, including reasonable attorneys’ fees arising out of or connected to a breach by Seller of this representation and warranty contained in this Section 5.8.
     5.9 Financial Statements. Buyer has previously delivered to Seller the “Audited Financial Statements” of the Buyer and the “Interim Financial Statements” of the Buyer.
     The Audited Financial Statements present fairly, in all Material respects, the financial position, results of operations and cash flows of Buyer at the respective dates and for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The Interim Financial Statements present fairly, in all Material respects, the financial position and results of
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operations of Buyer at the date and for the period indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the Audited Financial Statements, subject to normal year-end adjustments and except that the Interim Financial Statements do not contain all footnote disclosures required by generally accepted accounting principles.
ARTICLE 6
Covenants Of The Seller
     6.1 Covenant to Buyer. The Seller covenants with the Buyer to complete the actions in this Article 6:
     6.2 Conduct of Business. Except as otherwise contemplated by this Agreement, and except as otherwise consented to by the Buyer in writing, from the date of this Agreement until the Effective Time, the Seller shall:
     (1) Conduct the Business in the usual and ordinary course consistent with Seller’s current business practices;
     (2) Use commercially reasonable efforts, consistent with the Seller’s current business practices, to preserve the goodwill of the Business and preserve Seller’s current relationships with Employees, customers and suppliers of the Business;
     (3) Use, operate, repair, replace and maintain all Purchased Assets in a commercially reasonable manner and consistent with the Seller’s current business practices;
     (4) Maintain in full force and effect all types of insurance described in Section 4.20 that provides coverage for the Purchased Assets; and,
     (5) Promptly notify the Buyer in writing of any significant incidents or accidents involving the Business or the Purchased Assets.
     6.3 Disclosure Schedules; Notice of Developments. From and after the date of this Agreement until Closing, Seller shall promptly notify Buyer by written update to the Disclosure Schedules of any development causing a breach of any of the representations or warranties set forth in Article 4. Buyer shall have its remedies available to Buyer under this Agreement, which shall include termination of this Agreement pursuant to Section 8.6 by reason of the development. The written notice pursuant to this Section 6.3 shall be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained in Article 4, and to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of the development.
ARTICLE 7
Covenants Of The Buyer And The Seller
     7.1 Access to Information, Inspections.
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     (a) Access to Seller. During the period from the date of this Agreement through the Closing Date, upon the terms and conditions required by Seller (including any bio-security protocols) and upon reasonable advance notice received from the Buyer, the Seller shall give the Buyer and its authorized representatives reasonable access during regular business hours, to all properties, offices, facilities, and Books and Records of the Seller relating to the Business, the access to be exercised in a manner that does not unreasonably interfere with the Seller’s operations or result in a breach of confidentiality under this Agreement.
     (b) Access to Information Post Closing. Buyer acknowledges that Seller may need access to information relating to the Business acquired by Buyer after the Closing Date. Seller acknowledges that Buyer must maintain biosecurity at the facilities and confidentiality of the business operation information. Recognizing the concerns of Buyer and Seller, the parties agree that upon reasonable request by Seller’s parent, Land O’Lakes, Inc., Buyer shall, at and after the Closing, provide, at Land O’Lakes, Inc.’s cost, requested information abut the Business reasonably necessary to determine any matter relating to or arising during the period ending on or before the Closing Date. If Buyer cannot, or chooses not to, provide the requested information, then upon request of Land O’Lakes, Inc., Buyer shall grant Land O’Lakes, Inc. or its agents (providing the agents are not employed or affiliated with a competitor of the Buyer and the agents are subject to confidentiality restrictions in the same manner as Land O’Lakes, Inc.) access to the Books and Records of the Business and, if necessary, the employees and properties of the Business on terms and conditions reasonably established by Buyer to protect biosecurity, confidentiality, and in a manner that does not unreasonably interfere with Buyer’s operations. Buyer shall notify Land O’Lakes, Inc. of its record retention and destruction policy. If Land O’Lakes, Inc. desires records that are scheduled to be destroyed, it shall notify Buyer at least 30 days prior to the destruction date and Buyer shall provide copies to Land O’Lakes, Inc. upon Land O’Lakes, Inc.’s agreeing to pay for the reasonable duplication expenses; provided, however, Buyer agrees not to destroy any Books and Records received from Seller hereunder during the one year period following the Closing Date.
     7.2 Title Evidence, Closing Fees and Proration of Utilities.
     (a) Title Commitment. As evidence of title to the Owned Real Property, and for informational purposes as to the Leased Real Property, the Seller has caused to be prepared and delivered to the Buyer at the Seller’s expense, a commitment or preliminary title report for the applicable California properties (a “Title Commitment”) from First American Title Company (the “Title Company”) together with copies of all exception documents, to issue to the Buyer at Closing an owner’s title insurance policy (for Owned Real Property only), subject to any easements and encroachments and other encumbrances disclosed by the Title Commitments. Buyer also has obtained land surveys for the Owned Real Property and Lease Real Property. Buyer, and Buyer’s lenders, have reviewed the status of the Owned Real Property and the Lease Real Property and Buyer hereby accepts the condition of the Owned Real Property and the Leased Real Property except that Seller agrees that it shall address, on or before Closing,
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the items listed on Schedule 7.2(a), attached hereto, which has separately been agreed to by Buyer and Seller.
     (b) Title Fees and Costs. All fees charged by the Title Company for the Title Commitment shall be paid by Seller. The Buyer shall pay all costs to record the general warranty deeds, including payment of any transfer tax, and the costs for the final title policy and endorsements.
     (c) Utility Charges. All utility charges, including gas, oil, electricity, telephone, sewer and water, pertaining to the Purchased Assets shall be prorated between Seller and Buyer as of the Closing Date and settled outside of Closing; and accordingly, the portion of any invoices for utility charges received following the Closing Date which have accrued up to and including the Closing Date shall be for Seller’s account, and paid for or reimbursed by Seller to Buyer with five (5) business days of receipt and written notice to Seller, and any invoices for utility charges which accrue after the Closing Date shall be for Buyer’s account.
     7.3 Motor Vehicles. The Seller shall take all actions and prepare all documents necessary to effect the transfer to the Buyer of all motor vehicle registrations pertaining to automobiles, trucks, and other motor vehicles of whatever kind used in the Business in compliance with the motor vehicle registration and other applicable Laws of any jurisdictions where such motor vehicles are registered. All transfer taxes related to the sale of motor vehicles in connection with the consummation of the Contemplated Transactions shall be borne by the Buyer.
     7.4 Tax Matters.
     (a) Property Taxes. At the Closing, all state and local real and personal property Taxes, tonnage taxes, ad valorem and similar Taxes and assessments (“Property Taxes”) which are past due or have become due and payable in the normal course of business upon any of the Purchased Assets on or before the Effective Time shall be paid by the Seller together with any penalty or interest. All Property Taxes imposed by any Tax authority with respect to the Purchased Assets that have been paid or are due and payable with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time (taking into account whether the Property Taxes are payable in advance or in arrears) shall be apportioned between: (1) the period beginning before and ending at the Effective Time (the “Pre-Transfer Period”); and (2) the period beginning on the day immediately after the Effective Time and ending on the last day of the relevant Taxable period (the “Post-Transfer Period”). In performing the apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant Taxable period regardless of how installment payments are billed or made. The Seller shall be liable for all Property Taxes apportioned to the Pre-Transfer Period. The Buyer shall be liable for all the Property Taxes apportioned to the Post-Transfer Period.
     (b) Tax Payments at Closing. At the Closing, Buyer shall pay to Seller the amount of any previously paid Property Taxes for which Buyer is liable under
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Section 7.4(a), net of any payments due from Seller to Buyer. Upon request by Buyer (but not more than ten (10) days prior to the due date for paying the Tax) Seller shall pay to the Buyer within three (3) business days of the request the amount of any Property Taxes for which the Seller is liable under Section 7.4(a). The Buyer shall pay to the appropriate Governmental Authority all Property Taxes which become due and payable after the Effective Time with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time. To the extent the Title Company handles the Closing as it relates to the Owned Real Property, all Property Tax payments as noted in Section 7.4(a) shall be paid to the Title Company or noted as debits and/or credits on the closing statement and the Title Company shall pay the applicable Governmental Authority directly.
     (2) Foreign Person Certificate. At or before the Closing Date, Seller shall provide a certificate to Buyer, in the form prescribed by Treasury Regulations under Section 1445 of the Code, that Seller is not a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.
     7.5 Confidentiality. Buyer and Seller reaffirm that they are bound by terms and conditions of that Confidentiality Agreement dated April 19, 2005, between Buyer and Moark, LLC, (the “Confidentiality Agreement”), and in furtherance of the agreement, the Buyer and Seller shall keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, the terms and conditions of this Agreement and any Ancillary Agreement, and shall use the information solely in connection with the Contemplated Transactions, and as otherwise contemplated by the Confidentiality Agreement. If the Contemplated Transactions are not consummated, each Party shall return to the other upon request, without retaining the information in electronic, paper or any other form, any schedules, documents, or other written information obtained from the other in connection with this Agreement and the Contemplated Transactions. Notwithstanding the foregoing, no Party shall be required to keep confidential or return any information that: (1) is required to be disclosed by Law, pursuant to an order or request of a judicial authority or Governmental Authority having competent jurisdiction, or pursuant to the rules and regulations of any national stock exchange applicable to the disclosing party (provided the party seeking to disclose the information provides the other party with reasonable prior written notice); (2) is required to be disclosed by the Seller in connection with obtaining the release of an encumbrance; or (3) can be shown to have been generally available to the public other than as a result of a breach of this Section 7.5.
     7.6 Payments Received. After the Closing, the Seller and Buyer shall hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert the checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including any insurance proceeds, and shall account to the other for all of the receipts.
     7.7 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Articles 8 and 9, prior to the Closing, each of the Parties shall use their respective commercially reasonable efforts with due diligence and in good faith to satisfy promptly all
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conditions required hereby to be satisfied by the Party in order to expedite the consummation of the Contemplated Transactions.
     7.8 Accounts Receivable. The Accounts Receivable of the Business arising prior to the Effective Time remain property of the Seller. Buyer hereby agrees to use commercially reasonable efforts to collect Accounts Receivable excluded under Section 2.3(1) and to deliver to Seller or its assignee, within three (3) Business Days after its receipt, any checks made payable to Seller and all monies delivered to Buyer representing payment on any excluded accounts receivable. The Buyer also agrees to cooperate with the Seller or its assignee in the Seller or its assignee’s collection of any accounts receivable.
     7.9 Ancillary Agreements. The parties covenant to each other that, on the Closing Date and as a condition to Closing for both Seller and Buyer, Seller and Buyer shall execute and deliver to each other, or cause to be executed and delivered, the following agreements, (collectively, the “Ancillary Agreements”):
     (1) Egg Supply Agreement pursuant to which Moark shall supply eggs to Buyer;
     (2) Transitional Services Agreement;
     (3) Subscription Agreement pursuant to which Seller shall contribute assets of the Business valued at five million dollars ($5,000,000) to Golden Oval Eggs, LLC in exchange for an agreed upon membership interest in Golden Oval Eggs, LLC;
     (4) Norco Breaking Room Sublease;
     (5) License Agreement between Land O’Lakes, Inc. and Buyer;
     (6) Subordinated Promissory Note between Land O’Lakes, Inc. and Buyer;
     (7) License Agreement re “Norco Ranch” and “McAnally”;
     (8) Shared Services Agreement;
     (9) Land O’Lakes Indemnification Guarantee Agreement; and
     (10) R & D Services Agreement.
     7.10 HSR Act. Each of Seller and Buyer shall file as of the date of execution hereof any notification and report forms required for the Contemplated Transactions pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will promptly file or cause to be filed any supplemental information requested under the HSR Act. All filing fees required to be paid by Buyer under the HSR Act will be paid by Buyer.
ARTICLE 8
Conditions Precedent To Obligations Of The Buyer
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     8.1 Conditions Precedent. The obligations of the Buyer to consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Buyer of the conditions precedent in this Article 8 on or before the Closing Date or as otherwise required in this Agreement.
     8.2 Accuracy of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of the date (unless any representation or warranty refers specifically to a specified date, in which case the representation or warranty shall be true, accurate and correct on and as of the specified date) in all Material respects. The Buyer shall have received a certificate signed by an executive officer of the Seller to the foregoing effect.
     8.3 Compliance with Agreements and Covenants. The Seller shall have performed and complied in all respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date or any other date specified in this Agreement in all material respects.
     8.4 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any third party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the Contemplated Transactions.
     8.5 Intentionally Deleted.
     8.6 No Material Adverse Effect. There shall not have occurred any event, circumstance, change or effect that has had, or could reasonably be expected to result in, a Material Adverse Effect to the Business or on or to the Purchased Assets.
     8.7 Deliveries. The Seller shall have made, or be prepared to make at the Closing, all of the deliveries set forth in Section 11.2.
     8.8 HSR Act. All filings required under the HSR Act shall have been made, and the waiting period required thereby shall have expired or terminated.
ARTICLE 9
Conditions Precedent To Obligations Of The Seller
     9.1 Conditions Precedent. The obligations of the Seller to consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Seller of the following conditions precedent in this Article 9 on or before the Closing Date or as otherwise required in this Agreement.
     9.2 Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement and in any certificate or other writing delivered by the Buyer pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and as of the Closing Date, as if made at
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and as of the date (unless any representation or warranty refers specifically to a specified date, in which case the representation or warranty shall be true, accurate and correct on and as of the specified date) in all Material respects. The Seller shall have received a certificate signed by an executive officer of the Buyer to the foregoing effect.
     9.3 Compliance with Agreements and Covenants. The Buyer shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date or any other date specified in this Agreement in all Material respects.
     9.4 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the Contemplated Transactions.
     9.5 Deliveries. The Buyer shall have made, or be prepared to make at the Closing, all of the deliveries set forth in Section 11.3.
     9.6 HSR Act. All filings required under the HSR Act shall have been made, and the waiting period required shall have expired or terminated.
ARTICLE 10
Employees And Benefit Plans
     10.1 Offer of Employment. Seller shall cause all of the Employees to be terminated effective at the Effective Time, subject to the Closing having occurred. Buyer shall offer employment to all Employees identified by Buyer in writing to Seller as employees that will be hired by Buyer at Closing (“Identified Employees”) at substantially similar salary or wage rates as were in effect on the date of Closing and with a benefits package which is comparable to the package currently maintained for employees of Buyer. Buyer shall offer to employ all Identified Employees (hereinafter, all Identified Employees who accept Buyer’s offer of employment being referred to as the “Hired Employees”) effective as of the Effective Time; provided, that in the ease of Identified Employees who are on disability or leave of absence on the Closing Date, their employment with Seller will not end and unless and until the Identified Employees are removed from disability status employment with Buyer will not be offered unless and until they promptly advise Buyer when they are released to return to work. Seller makes no representation as to whether Employees will accept employment with Buyer. Seller shall be responsible for any employee benefit obligations for Employees, including Hired Employees, accrued prior to the Effective Time or the date the Employee is hired by Buyer. At Closing, Seller will transfer to Buyer funds equivalent to the value of accrued vacation and/or sick time attributable to Hired Employees, and Buyer agrees to credit each Hired Employee with the vacation and/or sick time balances in accordance with Buyer’s employment policies, in addition to any benefits that may accrue to the Hired Employees according to Buyer’s customary practice or policy. Buyer shall comply with all applicable laws regarding non-discrimination in making decisions identifying or affecting Identified Employees, including without limitation requirements for reasonable accommodation of Identified Employees on disability leave. Subject to any of the limitations set forth in Article 13, Buyer shall indemnify, defend and hold Seller harmless from and against any
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and all loss, costs, damage or expense, including reasonable attorneys’ fees, arising out of or connected to a breach by Seller of this covenant contained in this Section 10.1.
     10.2 Recognition. Buyer shall consider for purposes of participation, eligibility and vesting (but not necessarily for purposes of benefit accrual and compensation arrangements) under its employee benefit plans (including vacation), the service of any Hired Employee with either Seller or their respective affiliates prior to the Closing Date.
ARTICLE 11
Closing
     11.1 Closing. The Closing shall take place on or before June 30, 2006, at the offices of Land O’Lakes, Inc. in Arden Hills, Minnesota, at or about 9:00 a.m. Central Standard Time. The parties agree that time is of the essence. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of the Effective Time.
     11.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver to the Buyer the following, each dated the Closing Date and duly executed by the Seller:
     (1) Real and Personal Property. One or more assignment and assumption agreements, general warranty deeds for each parcel of Owned Real Property, together with an updated Title Commitment for each parcel of Owned Real Property, bills of sale and other conveyance documents (collectively, the “Conveyance Documents”) with respect to tangible personal property included in the Purchased Assets in forms acceptable to Buyer and Seller;
     (2) Possession of Assets. Possession of the Purchased Assets and the Real Property Leases, the Personal Property Leases and all other Assigned Contracts listed in any Schedule;
     (3) Vehicle Certificates. Certificates of title for all vehicles included in the Purchased Assets, duly endorsed for transfer to the Buyer;
     (4) Transfer Instruments. Other instruments of transfer reasonably requested by the Buyer to evidence the transfer of the Purchased Assets to the Buyer and consummation of the Contemplated Transactions;
     (5) Conditions Precedent Certificate. A certificate, dated the Closing Date, of the Seller certifying as to the compliance by the Seller with Sections 8.1 through 8.11;
     (6) Authorization Certificate. A certificate, dated the Closing Date, of the Seller certifying that all necessary actions have been taken by each Seller to approve and authorize this Agreement and the Ancillary Agreements to which each Seller is a party and the consummation by each Seller of the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer or member signing on behalf of the Seller);
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     (7) Foreign Person Certificate. A certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, that the Seller is not a foreign Person within the meaning of Section 1445 of the Code;
     (8) Certificate of Good Standing. Certificates of Good Standing for Seller in each state where Owned Real Property is located;
     (9) Ancillary Agreements. The Ancillary Agreements, fully executed; and,
     (10) Other Documents. The other documents and instruments as may be reasonably required to consummate the Contemplated Transactions.
     11.3 Deliveries by the Buyer. At the Closing, the Buyer shall make the payment described in Section 3.2 and shall deliver to the Seller the following, each dated the Closing Date and duly executed by the Buyer:
     (1) Assignment and Assumption Agreements. One or more Assignment and Assumption Agreements under which the Assigned Contracts are assigned to Buyer and Buyer agrees to comply with all of Seller’s obligations under the Assigned Contracts which become due and dischargeable on or after the Closing Date, in forms acceptable to Buyer and Seller;
     (2) Conditions Precedent Certificate. A certificate, dated the Closing Date, of the Buyer, certifying as to compliance by the Buyer with Sections 9.1 through 9.6;
     (3) Authorization Certificate. A certificate, dated the Closing Date, of the Buyer certifying that all necessary actions have been taken by the Buyer to approve and authorize this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation by the Buyer of the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer(s), partners or members signing on behalf of the Buyer);
     (4) Ancillary Agreements. The Ancillary Agreements, fully executed; and,
     (5) Other Documents. The other documents and instruments as may be reasonably required to consummate the Contemplated Transactions.
ARTICLE 12
Termination
     12.1 Termination. This Agreement may be terminated at any time on or prior to the Closing:
     (1) Mutual Agreement. By the mutual written agreement of the Seller and the Buyer;
     (2) Expiration Date. By the Seller or the Buyer if the Closing shall not have taken place on or before July 31, 2006; provided, however, that the terminating party
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shall not have failed to fulfill any obligation under this Agreement or be in breach of any representation or warranty under this Agreement, which failure or breach was the cause of or resulted in the failure of the Closing to occur on or before that date;
     (3) Government Order. By the Seller or the Buyer, if any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;
     (4) Breach. By the Seller or the Buyer, if prior to the Closing Date, the other party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained in this Agreement, and the default or breach is not cured within twenty (20) Business Days after the date written notice of the breach is delivered by the party claiming the default or breach to the party in default or breach; or
     (5) Material Adverse Effect. By the Buyer if an event or circumstance shall have occurred since the date of this Agreement that has a Material Adverse Effect on the Business or the Purchased Assets.
     12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in Sections 3.1(b) (Earnest Money Deposit), 7.5 (Confidentiality), 14.2 (Expenses), 14.8 (Publicity), and 14.12 (Applicable Law; Jurisdiction), which shall survive the termination of this Agreement, and except that no termination shall relieve any Party from liability for any prior breach of this Agreement.
     12.3 Remedy Upon Breach. In the event this Agreement is terminated by Seller pursuant to Section 12.1(4) due to a breach by Buyer, Seller’s sole and exclusive remedy shall be to retain the Earnest Money Deposit. In the event this Agreement is terminated by Buyer pursuant to Section 12.1(4) due to a breach by Seller, Buyer’s sole and exclusive remedy shall be its direct monetary damages actually incurred, subject to an aggregate maximum sum of one million five hundred thousand dollars.
ARTICLE 13
Indemnification
     13.1 Excluded Assets and Excluded Obligations. Without limitation as to time or dollar amount, Seller shall indemnify and hold Buyer harmless from and against any loss, cost, expense or other damage (including, without limitation, reasonable attorneys’ fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Buyer by a third party), alleged to result from or arise out of or have been incurred with respect to any of the Excluded Assets (except the Contribution Assets, which are subject to the Membership Interest and Contribution Agreement) or Excluded Obligations.
     13.2 Purchased Assets and Assumed Obligations. Without limitation as to time or dollar amount, and except to the extent subject to Seller’s obligation to indemnify Buyer as set forth in Sections 13.1 and 13.3, Buyer shall indemnify and hold Seller harmless from and against
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any loss, cost, expense or other damage (including, without limitation, reasonable attorneys’ fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Buyer by a third party), alleged to result from or arise out of or have been incurred with respect to any of the Purchased Assets or any of the Assumed Obligations.
     13.3 Breach of Representations and Warranties.
     (a) Applicability. Except as provided in Section 12.3, the Parties agree as provided in this Section as follows regarding indemnification of each other concerning claims, actions, or proceedings arising from a breach of a representation and warranty under this Agreement or in any certificate signed by a party and delivered to the other party in connection with this Agreement.
     (b) Survival. The representations and warranties of Seller and Buyer contained in this Agreement or contained in any certificate delivered pursuant to this Agreement shall survive for three years following the Closing Date, except those representations of Seller set forth in Section 4.14 “Environmental Matters” shall survive for five years following the Closing Date, at which time they shall expire. No claim by either party regarding a breach of any representation or warranty shall be made after the relevant date. Any claim asserted within the period of survival as provided shall be deemed timely made for purposes hereof.
     (c) Indemnification. Subject to Sections 13.1, 13.2, 13.3(a) and 13.3(b), each Party shall indemnify and hold the other party harmless from and against any loss, cost, expense or other damage (including, without limitation, reasonable attorneys’ fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted by a third party), alleged to result from or arise out of or have been incurred with respect to the falsity or the breach of any representation or warranty made by the Party or in any Schedule or any certificate issued pursuant to this Agreement.
     (d) Limitation on Amount. Each party’s obligation to indemnify the other party provided in Section 13.3(c) shall not exceed the aggregate maximum sum of six million dollars ($6,000,000) (the “Indemnification Cap”), provided however, that neither party shall be liable to the other Party for indemnification until the time as the aggregate damages incurred by the Party seeking indemnification shall have exceeded three hundred eighty thousand dollars (the “Indemnification Basket”). Each party shall only be obligated to indemnify the other for amounts in excess of the Indemnification Basket, subject to the Indemnification Cap, and with respect to environmental matters referenced in Section 4.14, the Indemnification Cap shall be increased to twelve million dollars ($12,000,000) and there shall be no applicable Indemnification Basket.
     13.4 Procedure.
     (a) Assertion. Within thirty (30) days after receipt of the written assertion of any claim or the commencement of any action (“Assertion”) against any party who is or may be entitled to indemnification under this Article 13, (the “Indemnified Party”), the Indemnified Party shall notify the party from whom the indemnification may be sought
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(the “Indemnifying Party”) in writing of the Assertion. Failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of any liability under this Agreement.
     (b) Participation in Claim. The Indemnifying Party shall be entitled to participate in and, to the extent the Indemnifying Party elects by written notice to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of notice of the Assertion, to assume the defense of the Assertion, at the Indemnifying Party’s own expense, with counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding that the Indemnifying Party shall have elected by the written notice to assume the defense of any Assertion, the Indemnified Party shall have the right to participate in the investigation and defense, with separate counsel chosen by the Indemnified Party, and the fees and expenses of the counsel shall be paid by the Indemnified Party.
     (c) Settlement and Compromise. Notwithstanding anything to the contrary in this Section, neither party shall: (1) settle or compromise any action or consent to the entering of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to such other party of a duly executed written release of such party from all liability in respect of such party; or (2) settle or compromise any action without the consent of the other party, which consent shall not be unreasonably withheld. Failure to comply with the provisions of this Section 13.4(c) shall be construed as a waiver of any right of indemnification related to the claim.
     (d) For Other Claims. A claim for indemnification for any matter not constituting a Third Party Claim shall be asserted by written notice to the party from whom indemnification is sought.
     13.5 Payment. Subject to the provisions of this Article 13, the Indemnifying Party shall promptly pay and/or reimburse the indemnified party for any amounts due hereunder. In the event Buyer is the Indemnified Party, Buyer shall seek full payment and/or reimbursement from the Sellers as the Indemnifying Parties. If, after exhausting all commercially reasonable efforts to obtain full payment for any indemnification amounts owed under this Agreement, Buyer is still owed some or all of such indemnification amounts, Seller may seek recovery of such amount from MoArk LLC’s parent entity, Land O’Lakes, Inc., pursuant to the terms of the Land O’Lakes Indemnification Guarantee Agreement which is one of the Ancillary Agreements.
     13.6 Sole Remedy. With the exception of fraud, or unless another remedy is specifically provided for elsewhere in this Agreement, Buyer and Seller each agree that the indemnification obligations set forth in this Article 13 constitute the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement. In furtherance of the foregoing, Seller and Buyer waive, to the fullest extent permitted under applicable law, all rights, claims and causes of action Seller may have against Buyer and Buyer may have against Seller under or based upon any federal, state, local or foreign statute, law, ordinance, rule, or regulation or arising under or based upon common law or otherwise, except to the extent provided in Section 13.3. Except as may be specifically otherwise provided in this Agreement, neither party shall be liable to the other for incidental, special, punitive, exemplary or
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consequential damages including, but not limited to, loss of profits or revenue, interference with business operations, loss of lenders, buyers, diminution in value of the Purchased Assets, or inability to use the Purchased Assets, in excess of the applicable Indemnification Cap.
     13.7 No Third Party Beneficiary Claims. This Article 13 regarding Indemnification is not intended to create, and does not create, any third party beneficiary or similar rights in any third party.
     13.8 Not Applicable to Fraud or Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, the indemnification limitations set forth in this Article 13 shall not apply to any instance of fraud or for any claims solely arising out of or connected solely with any of the Ancillary Agreements.
ARTICLE 14
Miscellaneous
     14.1 Disclosure Schedules. The inclusion of any matter on any schedule shall not constitute an admission by the Seller that the Matter is material or would reasonably be expected to have a Material Adverse Effect unless the Schedule is given in response to a provision identifying Materiality to be disclosed.
     14.2 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses with respect to the Contemplated Transactions.
     14.3 Amendment. This Agreement may be amended, modified or supplemented only by a writing signed by the Buyer and the Seller.
     14.4 Interpretation. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties that its terms may not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.
     14.5 Notices. Any notice, request, instruction or other document to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given: (1) when received if given in person or by courier or a courier service; (2) on the date of transmission if sent by telex, facsimile or other electronic transmission (receipt confirmed); or (3) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid.
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If to the Seller, addressed as follows:
Moark, LLC.
Attention: Daniel Knutson
Land O’Lakes, Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota 55126
with copies to:
Land O’Lakes, Inc.
Law Department, MS 2500
P.O. Box 64101
St. Paul, MN 55164-0101
Attention: John Curran
If to the Buyer, addressed as follows:
Golden Oval Eggs, LLC
1800 Park Avenue East
P.O. Box 615
Renville, MN 56284
Attention: Dana Persson
With a copy to:
Mark Hanson
Lindquist & Vennum PLLP
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2274
or to such other individual or address or facsimile number as a Party may designate for itself by notice given under this Section.
     14.6 Waivers. The failure of a Party at any time or times to require performance of any provision shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
     14.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns, provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any Ancillary Agreement) nor any right or obligation under this
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Agreement may be assigned by any Party without the prior written consent of the other Party; provided, further, that no assignment shall relieve a party from its obligations under this Agreement or any Ancillary Agreement.
     14.8 Publicity. No public announcement or other publicity regarding the transactions referred to in this Agreement shall be made by the Buyer or the Seller or any of their respective officers, directors, employees, representatives or agents, without the prior written agreement of the Seller and the Buyer, respectively, unless the announcement or disclosure is required by any Governmental Authority or Applicable Law, and even then advance notice shall be given to the other Party. Any announcement shall be agreed to by the Parties as to form, content, timing and manner of distribution or publication. Nothing in this Section 14.8 shall prevent the Parties from discussing the transactions with those persons whose consent, approval, agreement or opinion, as the case may be, is required for consummation of the transactions. The Parties shall exercise all reasonable efforts to assure that such persons keep confidential any information relating to this Agreement or any agreement, document or instrument contemplated in this Agreement.
     14.9 Further Assurances. The Seller and the Buyer agree to cooperate fully with each other in connection with obtaining the satisfaction of the conditions set forth in Articles 8 and 9. The Seller and the Buyer agree to execute and deliver other documents, certificates, agreements and other writings and to take other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions and any agreement, document or instrument contemplated in this Agreement.
     14.10 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     14.11 Entire Understanding. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements set forth the entire agreement and understanding of the Parties with respect to the Contemplated Transactions and supersede any and all prior agreements, arrangements and understandings among the Parties relating to the subject matter.
     14.12 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without giving effect to the principles of conflicts of law. Any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement (except for the Ancillary Agreements,, which shall contain their own provision), shall be commenced and maintained exclusively in courts having sites within the City of Minneapolis, State of Minnesota. The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts, as applicable. The parties hereto irrevocably waive any objection to such personal jurisdiction or venue, including, but not limited to, the objection that any suit, action or proceeding has been brought in an inconvenient forum.
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     14.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.
     14.14 Passage of Title and Risk of Loss. Legal title, equitable title, and risk of loss in respect of the Purchased Assets will not pass to the Buyer until such Purchased Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, insurance and other computational purposes as of the Effective Time.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase and Sale Agreement as of the date first above written.

GOLDEN OVAL EGG, LLC

By:	/s/ Chris R. Edgington

Print Name: Chris R. Edgington
Title: Chair, Board of Managers

GOLDEN OVAL EGG, LLC		GOECA, LP

By:	/s/ Dana Persson	By:	/s/ Dana Persson

Print Name: Dana Persson		Print Name: Dana Persson
Title: Chief Executive Officer		Title: CEO of General Partner, GOECMA, Inc.

MOARK, LLC		CUTLER AT ABBEVILLE, L.L.C.

By:	/s/ Craig Willardson	By:	/s/ Craig Willardson

Print Name: Craig Willardson		Print Name: Craig Willardson
Title: President		Title: President

HI POINT INDUSTRIES, LLC		L & W EGG PRODUCTS, INC

By:	/s/ Craig Willardson	By:	/s/ Craig Willardson

Print Name: Craig Willardson		Print Name: Craig Willardson
Title: President		Title: President

MOARK EGG CORPORATION		NORCO RANCH, INC.

By:	/s/ Craig Willardson	By:	/s/ Craig Willardson

Print Name: Craig Willardson		Print Name: Craig Willardson
Title: President		Title: President
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